                               MAIL-WELL, INC.

                           MODERATOR: PAUL REILLY
                              FEBRUARY 10, 2003
                                 12:00 PM CT


Operator:                           Good afternoon. My name is Anissa and I
                                    will be your conference facilitator. At
                                    this time I would like to welcome
                                    everyone to the Mail-Well Fourth Quarter
                                    2002 Earnings Release Conference Call.
                                    All lines have been placed on mute to
                                    prevent any background noise.

                                    After the speakers' remarks, there will
                                    be a question and answer period. If you
                                    would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, please press star and then the number two on your telephone keypad. Thank you. I would now like to turn the call over to Paul Reilly, Chairman, President and CEO of Mail-Well. Please go ahead, sir.

Mr. Reilly:                         Thank you, Anissa. Good day, ladies and
                                    gentlemen, and thank you for joining us.
                                    This conference will follow our normal
                                    format whereby I will discuss the key
                                    drivers and trends in our business,
                                    after Michel Salbaing has given you the
                                    highlights of this quarter and the
                                    year's results. We will then open up the conference for question and answers.

                                    Our remarks will cover the following:
                                    The summary of financial results
                                    attached to the press release, including results of operations of the three segments, print, envelopes, printed office products, and some preliminary outlooks for the next year, the status on our disposition program, FAS 142 goodwill impairment accounting, cash flow, update on our debt structure. Two, we'll also look at the state of our markets and how we are doing on gaining market share in all of our segments. And lastly, we'll give you our view of the sustainability of change in profit trends that we are clearly seeing in our operations. Six quarters of industry recession driven falling profits followed by two quarters of dramatically better profits is starting to point to a turnaround. It also confirms the benefits of our strategic plan announced almost two years ago now.

                                    Before we start, I would like to pass
                                    the call over to Michel for the required
                                    Safe Harbor comments, and his review of
                                    the financial reports attached to the
                                    press release. Michel?

Mr. Salbaing:                       Thank you, Paul, and again, good
                                    morning, ladies and gentlemen. During
                                    the course of this conference today, we
                                    will be making certain forward-looking
                                    statements that are subject to various
                                    uncertainties and risks that could
                                    affect our outcome. These uncertainties
                                    and risks are set out in more detail in
                                    the invitation you received to this
                                    call, as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-looking statements that we make today are intended to come within the SEC's Safe Harbor with respect to such statements.

                                    I want to start with an update on our
                                    disposition program. During the last
                                    conference call, we had stated that the
                                    last unit scheduled for disposition, the digital graphics group in the print segment, would either be sold in the last quarter of 2002 or be taken off the market. Essentially, the latter has happened. But because there is still interest on the part of a potential buyer for some smaller assets in St. Louis, Dallas and in New Hampshire, we still find ourselves with assets held for sale on the balance sheet. We did take the Minneapolis operations, which represented half of the sales and two-third's of the profitability of the digital graphics group off the market. This action increases sales of New Mail-Well by $4.2 million and $16.6 million for the quarter and the year, and increases EBITDA by almost $800,000 and $2.4 million for the same periods. All the results that I will discuss will be inclusive of these figures.

                                    As you can see on page 4 of the summary
                                    financial statement attached to our
                                    press release, New Mail-Well's sales in
                                    the fourth quarter were $432.2 million,
                                    and EBITDA for the operation of New
                                    Mail-Well reached $38.6 million. For the full year, as shown on page 6, EBITDA reached $127.4 million. These results are at the top end of the guidance given during the last conference call held in November. We gave then as full year guidance $120 to $125 million, therefore, $32.7 million to $37.7 million for the quarter. When you add the effect of keeping the digital graphics group, which actually produced $777,000 in the quarter, the top end of the guidance would have been $38.5 million, and we bettered that slightly. These results equate to an 8.9% EBITDA margin on sales, up from 8.4% in Q3. This is 10.9% above the EBITDA achieved in the same quarter last year on sales that were 1% or $4 million higher than in Q4 of 2001. Q4 sales for New Mail-Well are $13.5 million, or approximately 3% higher than those in the previous quarter. EBITDA was 9.4% higher than the previous quarter. And again, all of these numbers are on a comparable basis. For your convenience, an 8-K was issued this morning recasting key financial information for 2002, 2001 and 2000 to include the digital graphics operations in Minneapolis.

                                    New Mail-Well's operating income
                                    increased $8.8 million to $26.6 million, a 49% improvement in the fourth quarter of 2002 compared to the fourth quarter of last year. Reductions in the quarter in variable costs through efficiency gains, and in fixed manufacturing costs, and in SG&A expenses were approximately $9 million dollars year over year.

                                    Supplemental Schedule I to the press
                                    release reconciles GAAP results with
                                    those of New Mail-Well. New Mail-Well
                                    earned net income of $5.3 million or
                                    $0.11 cents a share during the quarter,
                                    which exceeded street estimates.

                                    As you know, we have had since last year an ongoing restructuring program principally relating to the consolidation of our envelope segment through the closure of ten plants. During the quarter we spent approximately $5 million, of which $3 million were cash expenses, bringing the year-to-date restructuring expenditure to $36 million, of which $27 million has been cash. The annual run rate of $20 million of savings, which was to be achieved by now, has been exceeded. This program has been successful in achieving higher than planned savings, principally because the customer retention has been almost 100%.

                                    Last quarter we also implemented a
                                    restructuring plan in our commercial
                                    print business. We announced the closure of our facility in New York City. We also announced plans to consolidate our web printing operations into our web plants in L.A., St. Louis and Baltimore, and the rightsizing of our operations in Indianapolis and Seattle. We also shut down our printed office products plant in Clearwater. During the quarter, total cost incurred on these restructuring activities were $7 million, of which $4 million was cash. Headcount reductions were also necessary in the envelope and printed office products segments. The full cost of these programs this year have been $15 million, of which $12 was cash. The savings realized here translate into a one-year payback.

                                    Over the past twelve months we have
                                    reduced our workforce by over 1600
                                    employees, or some 14%.

                                    All the restructuring activities are
                                    essentially complete, and only minor
                                    expenses are expected in Q1 of 2003.
                                    Including an additional loss on the sale of our prime label segment, restructuring, asset impairment, and other charges, our loss for the quarter was $2.6 million or $0.05 cents per share, compared to a $45.8 million loss or $0.96 cents per share last year.

                                    The company adopted FAS 142 at the
                                    beginning of the year, and at that time
                                    embarked on a phase one analysis of the
                                    value of its goodwill. This was done on
                                    a segment-by-segment basis. It was
                                    determined then that only the goodwill
                                    of the print group was potentially
                                    impaired. As provided for in the rules,
                                    we then retained the services of an
                                    independent evaluator, which confirmed
                                    our conclusions, and proceeded with a
                                    detailed evaluation of the print group's enterprise value as of the adoption date. Based on the report of the independent appraiser, we concluded that the impairment of the goodwill at that time was $112 million. This represents about half of the goodwill accumulated in the print group's accounts.

                                    As provided for by FAS 142, we have set
                                    December 1st as the date at which
                                    annually we review all goodwill for
                                    further impairments. From this review we concluded again that there is no impairment to the goodwill in envelope and in printed office products. A review of our current print results, and our best judgment on the future of operations, has led us to conclude that no further impairment of goodwill in the print group occurred during 2002.

                                    On a GAAP basis, therefore, the net loss for the year, including restructuring and one-time charges, and the cumulative effect of the change in accounting principle, was $202 million or $4.24 per share.

                                    If you refer to Supplemental Schedule
                                    III on page 7 of the material attached
                                    to the press release, you will see that
                                    New Mail-Well has generated $49 million
                                    of free cash flow. In the quarter, $20
                                    million was generated from continuing
                                    operations. Taking into account the $5
                                    million of cash spent on the
                                    restructuring activities, there was
                                    positive cash flow of $15 million in the quarter. For the full year, there was also positive cash flow from operations after payment of restructuring charges. Year-to-date capital expenditures totaled $31 million, slightly less than what we had forecast during the last conference call.

                                    We expect to continue to generate free
                                    cash flow next year in the $40 million
                                    range. We expect very little cash to be
                                    expended on restructuring in 2003.

                                    Let me discuss now our capital
                                    structure. We are in full compliance
                                    with all bank covenants. The fixed
                                    charge coverage
                                    ratio for Q4 was set at .70. The actual
                                    ratio achieved was 1.15, and there is
                                    over $100 million of room on the net
                                    worth test. For Q1 of 2003, the fixed
                                    charge ratio is set at .90, and for Q2,
                                    it is set at .95, and then it goes to
                                    1.15.

                                    Total debt at the end of the year was
                                    $764 million, which was where we
                                    expected to be given that we did take
                                    the digital graphics group off the
                                    market. That transaction would have
                                    brought in approximately $20 million.

                                    At year end, $102 million were drawn on
                                    the bank lines, as forecast, and we had
                                    at year end $128 million of further
                                    availability.

                                    Overall debt reduction in the fourth
                                    quarter was $153 million, including the
                                    payoff of our convertible bond. For the
                                    2002 year, our net debt was reduced
                                    almost $100 million.

                                    These results give us the capital
                                    structure that we had forecast having at this time. With no maturities of any significance until June 2005, we have created significant flexibility in our balance sheet. Obviously the absolute level of debt is still too high, but it does not in itself prevent us from investing in the development and growth of our business.

                                    Let me give you an update by segment.

                                    In the fourth quarter, the Print segment has continued to improve its performance in a very significant way. Starting with the top line, print increased its sales to $202 million from $188 million or 7.7% in Q4 versus Q4 of last year. This is a better performance than any of our publicly traded comparables that have reported to date. Almost all have announced same store sales drops from low to high single digits on a percentage basis. For Mail-Well Print, this is the third quarter in a row of growth in the top line. Through market share gains and expanded relationships with our customers, we have definitely turned the corner. We have improved our operating margins, EBITDA to sales, both compared to last quarter and compared to Q4 of last year. Actually, our margins are back to levels last seen in Q1 and Q2 of 2001. Having said this, we are not satisfied with the margins attained, which are in the 5.5% range. This is half of what they were in 1999. This drop is a reflection of the state of the market today, characterized by over-capacity which drives prices down.

                                    Again, the print segment is now totally
                                    focused on increasing profitable sales.
                                    Having caught up on the cost curve to
                                    where our
                                    sales levels are today, we can apply the operational leverage that our cost structure will bring to improve volumes or proactively deal with negative trends in the market while increasing profitability.

                                    Let's turn now to the Envelope segment.

                                    It bears repeating that our envelope
                                    segment continues to be the strongest in the industry. Our EBITDA margin exceeded 13% this quarter again. Sales of $181 million were only 3% lower than in the same quarter last year, and 2% higher than Q3 of this year. It is interesting to compare this performance with statistics that EMA, the Envelope Manufacturers Association, prepares.
                                    They have seen a 4% drop just in prices
                                    when comparing Q4, 2002 to Q4 of 2001.
                                    Also, total units shipped per quarter,
                                    according to EMA, have gone from 23.3
                                    billion units in Q1 of 2002 to 22.2
                                    billion in Q4, almost another 5% drop.
                                    Our shipments have gone from 7.7 billion units to 7.8 billion units for the same period, bringing our market share from 24.9% to 25.9%, again based on statistics compiled by EMA. Certainly this is best in class performance. The drivers in this segment remain unchanged. The direct mail sector, which accounts for 50% of our envelope segment's business, remains sluggish. Large volume mailers, like credit card companies, continue to be very active. Other direct mailers, however, are using more targeted and smaller mail. This is driven by a variety of cost factors like increased postal costs and rising paper prices. This more targeted approach yields higher response rates while keeping costs under control.

                                    In modeling 2003, we have set
                                    expectations such that envelope segment
                                    sales will be very similar to 2002.
                                    Depending on how much of the paper price increase the paper companies have announced in October take hold, we could actually see dollars of sales go up. To the extent we can pass these increases on, together with other increased costs in supplies, which costs are going up mainly because of increases in petroleum costs, our profits will not be impacted. To the extent we cannot, this will have a negative impact on envelopes. Because of this uncertainty, we expect the EBITDA for the segment to be only slightly better in 2003 than it has been in 2002.

                                    Our consolidation program is now
                                    complete. All ten plants are closed. Now that our fixed costs have been reduced dramatically, our manufacturing focus is on increasing productivity in those plants that have received the additional volume from those that were closed.

                                    Finally the Printed Office Products
                                    segment.

                                    In Q4 the results of our Printed Office
                                    Products segment once again came in as
                                    expected. You will recall that one of
                                    the reasons that motivated our decision
                                    to reintegrate Printed Office Products
                                    into Mail-Well's operations was that
                                    very predictability, and the good
                                    margins that the business yields. During the quarter, EBITDA margins again exceeded 13%. The costs that were taken out in Q3 and Q4 through the restructuring program we spoke about earlier, in particular in the documents part of the segment, drove those results.

                                    I will now turn the call back to Paul
                                    Reilly.

Mr. Reilly:                         Thank you, Michel. By now you have heard
                                    that we have made significant progress
                                    in stabilizing Mail-Well, and preparing
                                    the foundation for sustainable future
                                    success. Our new management in Print,
                                    coupled with the results of
                                    restructuring and strategic initiatives, have increased second half earnings by over four times the first half. Our strong envelope team successfully implemented a restructuring of ten plant closures and best practice transfer, resulting in industry superior earnings in an environment less than robust. The re-integration of Printed Office
                                    Products has added a stable, high
                                    income-producing company and another
                                    strong management team. We restructured
                                    the balance sheet, increasing our
                                    flexibility to operate freely for
                                    several years.

                                    This quarter again we achieved the
                                    improvements we told you to expect. Over the last three quarters, EBITDA has gone from $24 million in Quarter 2, to $35 million in Quarter 3, to almost $39 million in Quarter 4. This translates into an EBITDA run rate in the second half of 2002 that is 37% higher than in the first half of the year. Meeting both our EBITDA guidance and the EPS expectations for New Mail-Well in the second half of 2002 was a goal that the entire organization was committed to achieve. It demonstrates that all the measures we have taken over the last 18 months to stabilize the company have been effective. We are now focused on improving the company's results through market share gains, total company selling and a broadening of our products and service offerings.

                                    Last quarter we spoke of how we had been actively working on broadening the relationships with some of our key customers. We referred to establishing an expanded strategic relationship with an existing customer, a Fortune 25 (sic) multi-national [The correct reference is to a Fortune 100 customer]. Our value proposition at this company is providing a full suite of print and print management services, including products and services seamlessly offered by all of our segments. We have taken over this customer's in-house, short-run print and fulfillment operation, and have become a preferred supplier for print, envelopes, documents and labels. As this relationship continues to roll out in our customer's organization, this opportunity for Mail-Well will, at a minimum, bring $40 million of incremental sales per year spread among all segments. Twelve million of these sales were included in our 2002 sales figures, $9 million in the fourth quarter. There is a clear path here for us to increase market share. This expansion of services, which we can bring to a broad spectrum of our customer base, represents a new way of doing business that increases
                                    Mail-Well's value to our customer by
                                    providing a service that most
                                    competitors can't provide.

                                    We have also been gaining extra volumes
                                    by emphasizing the breadth of our
                                    product offerings and of our
                                    geographical footprint through large
                                    transactional bills and remittance
                                    envelope customers. We also bring to our direct mail customers more capability that increase the response rate on targeted campaigns. Further, the ability to bring to our customers the complete product offering of the print segment and the document and specialty labels capabilities of the printed office products segment provides a unique combination of products and services, and it positions us very favorably with target envelope customers.

                                    During the quarter we have seen the
                                    first positive results of total company
                                    selling where customer contacts in
                                    Printed Office Products have led to
                                    larger orders for both Print and
                                    Envelope segments. This is a very potent tool to driving market share gains.

                                    These early sales successes have been
                                    driven by a culture-changing process
                                    throughout Mail-Well that we have
                                    labeled mobilization. Mobilization, also in its early stages, focuses the daily activities of each and every Mail-Well employee in seven high impact areas. Mobilization uses high levels of communication, employee training, and employee involvement to drive breakthrough results.

                                    Management has been very encouraged by
                                    these recent successes in sales, and
                                    other successes attributed to
                                    mobilization.

                                    Now for guidance for 2003.

                                    Although all of our internal indicators
                                    show that volumes have stabilized there
                                    is no compelling economic news that
                                    points to any
                                    robustness in the advertising or
                                    business print areas. In addition, there is the uncertainty created by the possibility of war and of further terrorist attacks that appears to have direct mailers and advertisers taking a very cautious approach to any spending. Also, like most other U.S. corporations, we are faced with steeply increasing medical coverage costs. Therefore, we have to be extremely careful when giving you forecasts for guidance for 2003. The operating leverage that all the cost savings and restructuring work are providing should allow us to withstand any double dip scenarios that could occur.

                                    We therefore expect our results to
                                    continue to improve, and the total year
                                    in 2003 to be better than the $128
                                    million achieved in 2002. An EBITDA
                                    range of $130 to $140 million is at this time the best guidance that we can give. Q1 EBITDA performance should show improvement over last year, and it could be up some 5% better than the $30 million achieved then. We base this short-term view on the fact that our national business in print has experienced a better annual report season than in the past two years, and strong activity in advertising for the automobile sector. Assuming no dramatic increases in sales, we expect envelope and printed office products profitability to remain stable in 2003. Free cash flow for the full year will be in the $40 million dollar range. Based on the usual seasonal factors, we expect only breakeven free cash flow in Q1.

                                    Let me summarize the key points we
                                    wanted to convey to you today.

                                    First, our results were at the high end
                                    of the EBITDA guidance that we had given at the end of the second quarter. The $0.11 cents in earnings per share in the quarter was better than the street had expected. Our strategic initiatives are now complete, and we will concentrate on gaining further operating efficiencies without any further need for more major restructuring.

                                    Second, our segments are achieving
                                    market share gains. The progress made in envelopes based on industry data is evidence of that, as is the growth of our print sales where we performed better than our competition. The continuing integration of printed office products into the fold is successfully bringing all of Mail-Well's products to a much expanded customer base.

                                    Third, our strategy to take out
                                    maturities in our debt structure has
                                    been a success. We have no further
                                    maturities for three years. Cash flow
                                    between now and then is capable of fully retiring this debt before it comes due. One of the goals of our strategic plan was to reduce our debt. Since we announced our strategic plans, we have reduced our debt by $225 million dollars.

                                    Fourth, our EBITDA rate in the third and fourth quarters is almost 40% higher than in the first half of 2002. This demonstrates that we have started to grow this company again on a solid footing.

                                    And lastly, our concentration now is in
                                    new business initiatives of which there
                                    are many, where the size and scope of
                                    products and services gives us a
                                    competitive advantage.

                                    This concludes the remarks I wanted to
                                    make, and will now ask Anissa to open
                                    the phone call to questions. Anissa?

Operator:                           Thank you, sir. And again, at this time
                                    I would like to remind everyone, if you
                                    would like to ask a question, please
                                    press star and the number one on your
                                    telephone keypad. Your first question
                                    comes from Bill Hoffman with UBS
                                    Warburg.

Mr. Hoffman:                        Good morning. I just wanted to walk
                                    through '03 a little bit, one, from the
                                    free cash flow standpoint. Maybe you
                                    could talk about capital spending in
                                    that context. And just given your
                                    guidance, it sounds like what we should
                                    expect is a similar weak first half,
                                    stronger second half of '03. I'd like to get your thoughts on that.

Mr. Reilly:                         Michel, why don't you answer the free
                                    cash flow?

Mr. Salbaing:                       The free cash flow, if you take the
                                    mid-range of $135, you can expect about
                                    $35 million dollars of cap ex that will
                                    be slightly higher than this year. And
                                    then you could take $65 million dollars
                                    of cash interest. That would bring you
                                    in at about $35 million dollars of net
                                    free cash flow. Add to that - or maybe
                                    subtract - but add to that that we think a further generation of cash out of working capital because our sales are not expected to grow so we will not have to invest in working capital - and you get to the $40 million dollar range.

Mr. Hoffman:                        Do you expect the first half for working
                                    capital investment to be sort of similar with where you were last year?

Mr. Salbaing:                       Yeah, we expect breakeven free cash flow
                                    for at least the first quarter, maybe
                                    the second half also. But it will be
                                    somewhat similar, although last year
                                    there was a use. We don't expect too
                                    much of a use this time.

 Mr. Reilly:                        Bill, and I'll pick up on the seasonal
                                    trend. As we said in our
                                    prepared remarks, we're looking at about a 5% increase in Q1. The major assumption driving this guidance is a less than robust market, not much growth, if any, from where we are this year. That would then point to a very strong Q2 over Q2 performance, and then similar that we have in Q1 in Q3 and Q4.
                                    Actually it would work out in the
                                    numbers that most of the improvement
                                    will be coming in the first half,
                                    essentially based on the back of the
                                    strong improvement we'll see in Q2.

Mr. Hoffman:                        Great. Thank you.

Mr. Reilly:                         Thank you, Bill.

Operator:                           Your next question comes from Andy
                                    Van Houten with Deutsche Bank.

Mr. Van Houten:                     Good afternoon. I was just wondering if
                                    you could look back to 1991 for a
                                    moment, and talk a little bit about
                                    Mail-Well and the industry, and what
                                    happened with direct mail, envelope, and commercial printing at that time. And whether that's any helpful guide in anticipation of what we might see later this year?

Mr. Reilly:                         Good point. We actually in our envelope
                                    business - just about two weeks ago, we
                                    had done an analysis. We looked at what
                                    had been in the '91 period, and for
                                    those of us that may not remember, it
                                    was also a period that had a slowdown in the economy, and it was the beginning of the then Gulf War. If you look at direct mail, there's a mantra within direct mail that says, do not mail into a crisis. And normally people are not opening their mail when CNN is on 24 hours a day. Based on what we saw in '91, there is some correlation between '91 and where we would be today, assuming a war was to start in the next couple of months. So we would anticipate based on looking at '91 that there would be initially a softness in direct mail.
                                    As it's not very robust now, as it was
                                    not very robust in 2001, it took several months for it to come back. So it's something we are watching very carefully. And it's fair to say that a movement into war for our direct mail business would initially hurt business, but as it did in '91, it picked up actually robustly within a couple of quarters following the beginning of the Gulf War.

Mr. Salbaing:                       There are also indications that the
                                    uncertainty about war has probably
                                    already caused direct mailers to lower
                                    their mailing volume. So any further
                                    uncertainty about where we're going
                                    might not have a catastrophic effect.

Mr. Van Houten:                     Alright. Thank you very much.

Mr. Reilly:                         Thank you, Andy.

Operator:                           Once again, to ask a question, please
                                    press star and then the number one on
                                    your keypad. Your next question comes
                                    from Jeff Kovialrz with Salomon
                                    Brothers.

Mr. Kovialrz:                       Good afternoon.

Mr. Reilly:                         Hi, Jeff.

Mr. Kovialrz:                       I wanted to understand the Fortune 25
                                    customer, did you give some numbers for
                                    the revenues that that customer
                                    contributed in the fourth quarter and
                                    year to date?

Mr. Salbaing:                       Yes.

Mr. Kovialrz:                       Can you repeat those numbers?

Mr. Salbaing:                       We gave $12 million dollars
                                    year-to-date, and $9 million dollars in
                                    the fourth quarter.

Mr. Kovialrz:                       And that's all in commercial print?

Mr. Salbaing:                       That is mostly in commercial print, only
                                    small volumes elsewhere.

Mr. Kovialrz:                       Okay. And would you say how much you
                                    expect you'll get in '03?

Mr. Salbaing:                       We expect to have those numbers increase
                                    by (sic) $40 million dollars [The
                                    company expects total sales of $40
                                    million in '03]. And at that point, then they will be spread across the segments.

Mr. Kovialrz:                       Okay. And then the commercial print
                                    business, it was great to see that it
                                    was up 8% year over year. Can you
                                    comment on how much of that was pricing, how much of that was volume, how much of the volume increase was due to certain customers in whatever type of area that they - service you provide to them?

Mr. Reilly:                         That's a bunch of questions. The
                                    improvement is coming from basically two areas. The full effect of the restructuring that was done in the latter half of the third quarter or the middle of the third quarter, and some increase in sales, some of which we just referred to on this Fortune 25 company
                                    (SIC) [The correct reference is to a
                                    Fortune 100 customer]. There is little
                                    or no activity in price there. If you
                                    want to put the quarter somewhat in
                                    perspective, Q4 seasonally for the print group is normally weaker than Q3. We've achieved somewhere between a $15 and $20 million drop in sales Q4 versus Q3.
                                    So the increase that we did
                                    experience sequentially is actually
                                    demonstrating - we had characterized it
                                    as being market share gains. So there's
                                    a healthy component of both cost cutting and increased sales that is attributing to that increase.

Mr. Kovialrz:                       Okay. And I think you wanted to work a
                                    bit with this Fortune 25 customer before you try to become more aggressive, marketing to other customers to offer this package of service. And how much longer will you work with this customer before you do try to market more aggressively?

Mr. Reilly:                         When we get it perfect. And I don't mean
                                    that facetiously. This is a very, very
                                    important initiative for the company. We think it's one that could dramatically change who we are and our financial performance. And before we roll it out to more customers, we want to make sure that we have all the bugs out and we have a repeatable process, that it will be something that we will be able to easily roll out to other large companies like this one. It will not happen before the middle of this year.

Mr. Kovialrz:                       Alright. Thank you.

Operator:                           Your next question comes from Selmen
                                    Akyol with Stiefel Nicholas.

Mr. Akyol:                          Your corporate service charges came down
                                    pretty well from the prior quarter. Is
                                    that sustainable going forward?

Mr. Reilly:                         Year-end there's always some changes
                                    either final rollups of discounts or a
                                    variety of such accounts. The other
                                    thing also is that in corporate there is usually bonuses and things like that, and they're accrued through the year.
                                    This year because we missed all of our
                                    internal goals, there was much less
                                    incentive remuneration paid.

Mr. Akyol:                          Gotcha. One other quick question. On the
                                    remaining goodwill that's on the balance sheet, I guess you made an implication that roughly $110 million of that is still with the print division. Can you break out the remaining $150 million on how it falls between envelope and label?

Mr. Salbaing:                       Envelope - we're going to flip through
                                    our numbers. But I think it's about
                                    maybe $20 million dollars in printed
                                    office products and the rest is all
                                    envelopes.

Mr. Akyol:                          Thanks.

Operator:                           Your next question comes from John
                                    DeSimone with Bank Sankaty Advisors.

Mr. DeSimone:                       Good afternoon. A couple of questions.
                                    You may have mentioned it earlier, but
                                    the $11.3 million of restructuring, it
                                    sounded like $4 million of that was cash spent in Q4, and the rest of it was non-cash. Is that right? Did I understand that restructuring charge?

Mr. Salbaing:                       A little bit more than that was spent in
                                    Q4. It was probably seven or eight
                                    million were cash.

Mr. DeSimone:                       Okay. Seven to eight million of the
                                    $11.3 is cash, and there will be a
                                    little bit in the first quarter.

Mr. Salbaing:                       The $11.3 was a 2002 program only.

Mr. DeSimone:                       Okay.

Mr. Salbaing:                       We did spend $11.3, plus we spent
                                    another almost $5 million on 2002
                                    programs. And it's between those two
                                    that there is seven million. On the
                                    $11.3, it's specifically four million
                                    dollars.

Mr. DeSimone:                       Any change in bad debts? Are you
                                    noticing at all improvements or more
                                    problems just facing the overall economy with any stress on your customers?

Mr. Salbaing:                       No, we haven't seen any. We're very
                                    aggressive in the way we manage our
                                    receivables. If anything, we get hit
                                    with preference claims rather than lose
                                    money. We eventually lose money that way but.

Mr. DeSimone:                       Last question. Since last quarter,
                                    there's been one big transaction
                                    announced in the printing industry with
                                    the merger of Moore and Wallace, yet to
                                    be completed. Could you talk a little
                                    bit on how you expect that to affect
                                    your businesses at all?

Mr. Reilly:                         If we look at it from a competitive
                                    standpoint, will it change the basis of
                                    competition in the markets that we
                                    principally serve? We don't see any
                                    change in that regard. It's a
                                    transaction. We're looking forward to
                                    their success because we think their
                                    success will help the industry. But from a competitive standpoint, the ability to service customers any differently than each of those two companies do now in the markets that we serve, it's not a big event at all.

Mr. DeSimone:                       Any sense of how much overlap there is
                                    between their businesses and yours in
                                    terms of geographies or specific types
                                    of work that you would see them on?

Mr. Reilly:                         You'd have to separate that at a great
                                    level of detail. Wallace has a
                                    significant commercial print operation.
                                    It was close to the size of ours, a bit
                                    smaller. Moore had a little bit. If you
                                    combine the two together, they're still
                                    about the size of ours. And roughly, we
                                    each have 1% of the market, so it
                                    doesn't really change dramatically the
                                    competition. On the document and label
                                    side of the business, relative to the
                                    small operation we have, which totals
                                    about $200 million, each of them
                                    separate, they were a gorilla there. And now they're a bigger gorilla. We don't really see that as changing the dynamics of the markets in which we serve, and maybe it could even be positive in the long run. They're just not seeming to be very, very different in that end. And we wish them the best. We look forward to their success.

Mr. DeSimone:                       Thank you.

Operator:                           Once again, to ask a question, please
                                    press star and then the number one on
                                    your keypad. Your next question comes
                                    from Todd Morgan with CIBC World
                                    Markets.

Mr. Morgan:                         Thank you. You've done a lot of work on
                                    your cost structure this year. I was
                                    hoping you could help me understand how
                                    that really has evolved. Can you talk
                                    about, for example, the level of fixed
                                    charges in your envelopes this last
                                    quarter. And I guess even to help us
                                    maybe going forward, as revenue you're
                                    higher or lower than your expectations?
                                    Can you talk about how that would impact the EBITDA lines?

Mr.Salbaing:                        When we embarked on our program, we were
                                    expecting some $46 million dollars of
                                    savings between envelopes and print. And you really have to break all of those down to try to follow. In envelope in particular, the ten plant closures - originally there were nine announced, but we actually did ten - we announced
                                    $20 million dollars worth of eventual
                                    gains. We're now at a sustained level of $26 million. When you go on, we systematically like that have reduced our costs. And if you keep focusing on only the cost, we estimate that the $46 or $47 million we originally looked at probably translates today or in 2004 to about $80 million dollars. The problem we have in answering specifically your question as you say where is that added profitability is concurrently with all our efforts, the markets have changed significantly. In particular, the margins available in the markets have dropped substantially, and it's happened to us, and it's happened to everybody else in the market. And the volumes have also gone.
                                    So it's a little bit hard to follow
                                    where all of those costs have gone.
                                    However, if you look at the P&L, both on a gross or - growth or a segment-by-segment basis, you'll see there are significant changes in our cost structure.

Mr. Morgan:                         Great. But I guess then as well going
                                    forward, if revenue is higher than what
                                    you're expecting. How much of that might you expect to drop to the bottom line?

Mr. Reilly:                         Well, you could say anywhere between 40
                                    and 50% of that will drop. If you think
                                    that we have 35 to 40% approximately in
                                    paper costs in any of our sales dollars, a little bit less in envelopes, a little bit more in print, and you have about
                                    20% in labor on a direct basis, that
                                    very quickly gets you to the 40 to 50%
                                    level. So there is tremendous operating
                                    leverage in our numbers. Therefore,
                                    increases in sales - true increases, not simply the increase in paper costs, which is a pass-through and gives us zero, but real unit increase, it will have a tremendous impact on our business, and that's the real long-term benefit of the cost reductions effective through our company.

Mr. Morgan:                         Thank you very much.

Operator:                           Your next question comes from John Morriss
                                    with TIAA-CREF.

Mr. Morriss:                        Hi, guys. You mentioned the potential
                                    for increases in paper costs this year.
                                    Does your new relationship with this
                                    Fortune 25 customer have any agreement
                                    on input prices? And then the second
                                    question is after this customer, what's
                                    your largest customer as a percentage of revenues?

Mr. Salbaing:                       The largest customer as a proportion of
                                    revenue is still in our office products
                                    resale area.

Mr. Reilly:                         And the answer to the question on the
                                    large customer, it does allow and
                                    provide for the pass-through of paper
                                    cost changes, both up and down.

Mr. Morriss:                        Thank you.

Operator:                           Your final question that we have
                                    available is from Lee Brading with
                                    Wachovia Securities.

Mr. Brading:                        Hi, guys. I might have missed it, but
                                    you talked about additional cash
                                    restructuring in '03. Could you just go
                                    over how much you
                                    expect to trickle in I guess in the
                                    first quarter?

Mr. Salbaing:                       We said it was very little. In my
                                    original notes, just to give you an
                                    insight, I said, if any, because some of the more prudent members of the team here said nil, if any. That will give you an idea of how much it is.

Mr. Brading:                        Okay. And I know a couple of years back
                                    you guys were talking about seeing 25%
                                    of your consumer to business bills being on-line by '05. I was just wondering if you could talk about the trend, and if you still expect that to happen?

Mr. Reilly:                         One of those areas where our forecast
                                    didn't come true, and we're really happy about this one. We have seen very little impact from electronic bill presentment payments in our sales numbers. And we still believe it will happen sometime in the future, but it's not going to happen nearly at the speed, which we thought it was going to happen. Technically, I would give you a couple of trends that we have found. The adoption rates are a lot lower, even by people that you and I may consider computer geeks. Interesting enough, they had the capability of getting their bill paid on-line and - presented on-line and paid on-line, some of these people are paying their bills on-line, but they're still getting their bill presented. And that is because these people tend to have a distrust for institutions, and they want to see a bill that has their logo on it in their original format. So we are clearly still seeing much of the outbound mail being - going to almost everybody that is paying their bills. That is, in fact, a good sign. Maybe sometime in the future it may change. It will need to be a step function. Today it's difficult for the bill processors to separate those people that pay their bills on-line from those people that don't pay their bills on-line. At some point the economics will be there to do that. But in the interim, the reality of the case is that we are printing envelopes that do not get put in the mail.

Mr. Brading:                        What percentage of the envelope business
                                    would you say services the consumer to
                                    business bill paying?

Mr. Reilly:                         Sixteen percent is actually involved in
                                    the bill payment. When we forecasted,
                                    and we would not forecast that much now, a 25% loss of that market. We had said over five years or four years, there would be 25% of the 16%, or 4% of the market would go away. It's just not happening yet.

Mr. Brading:                        Thanks. Good to hear.

Mr. Reilly:                         Thanks, we think so too.

Operator:                           This concludes the question and answer
                                    session of our conference call. Mr.
                                    Reilly, do you have any closing remarks?

Mr. Reilly:                         Thank you all for your time. I look
                                    forward to talking to you next quarter.

Operator:                           Thank you, ladies and gentlemen. You may
                                    disconnect at this time.